EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

IMPEL NEUROPHARMA, INC.

Impel NeuroPharma, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FIRST: The Corporation was incorporated pursuant to the General Corporation Law on July 24, 2008. The following amendment to the Restated Certificate of Incorporation, filed with the Delaware Secretary of State on April 27, 2021 (the “Restated Certificate”) has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

SECOND: Article I of the Restated Certificate of Incorporation, relating to the name of the corporation, is amended and restated in its entirety to read as follows:

“The name of this corporation is Impel Pharmaceuticals Inc. (the “Corporation”).”

THIRD: The amendment is to have a future effective date of April 20, 2022 at 12:03 am.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 15th day of April, 2022 and the foregoing facts stated herein are true and correct.

IMPEL NEUROPHARMA, INC.

By: /s/ Adrian Adams Adrian Adams

Chairman and Chief Executive Officer